OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:
Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:
Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS
THIRD QUARTER 2013 FINANCIAL RESULTS

ROANOKE, VA, September 12, 2013 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal third quarter ended July 31, 2013.

Third Quarter 2013 Financial Results

Net sales for the third quarter of fiscal year 2013 were $19.6 million, down 10.9% when compared to net sales of $22.0 million for the third quarter of fiscal year 2012, primarily as a result of decreased sales to two major customers that placed a number of large orders last year. Excluding the impact of these two customers, OCC’s net sales would have increased 4.8% during the third quarter of fiscal year 2013 compared to the same period last year.

Sequentially, net sales increased 2.5% in the third quarter of fiscal year 2013, compared to net sales of $19.1 million for the second fiscal quarter of the year.

Gross profit margin, or gross profit as a percentage of net sales, decreased to 31.3% in the third quarter of fiscal year 2013 from 39.9% in the third quarter of fiscal year 2012. Gross profit margin in the third quarter was negatively impacted by lower net sales, as certain fixed manufacturing costs were spread over lower sales volumes. Additionally, we experienced an increase in certain production costs at our Roanoke facility in order to further expand the breadth of our production capabilities to support future growth, as well as to accommodate potential higher levels of production from anticipated future sales opportunities. Gross profit decreased 30.2% to $6.1 million in the third quarter of fiscal year 2013, compared to $8.8 million in the third quarter of fiscal 2012.

Optical Cable Corp. - Third Quarter 2013 Earnings Release

OCC recorded a net loss attributable to the Company of $125,000, or $0.02 per basic and diluted share, for the third quarter of fiscal year 2013, compared to net income of $1.2 million, or $0.18 per basic and diluted share, for the third quarter of fiscal year 2012.

Fiscal Year-to-Date 2013 Financial Results

Net sales for the first nine months of fiscal year 2013 decreased 8.7% to $56.0 million, compared to net sales of $61.4 million for the same period in fiscal year 2012—which was a record sales year for OCC. During the first nine months of last fiscal year, OCC recognized net sales totaling approximately $11.0 million as a result of large orders from two major customers that did not recur at the same levels in the first nine months of fiscal year 2013. Excluding the impact of these two customers, OCC’s net sales would have increased slightly during the first nine months of fiscal year 2013 compared to the same period last year.

The Company experienced an increase in net sales during the first nine months of fiscal year 2013 in its specialty markets, compared to the same period last year, but this increase was offset by decreases in net sales in its commercial markets.

Gross profit margin decreased to 34.5% in the first nine months of fiscal year 2013, from 38.8% in the first nine months of fiscal year 2012. Gross profit decreased 18.8% to $19.3 million in the first nine months of fiscal year 2013, compared to $23.8 million in the first nine months of fiscal 2012.

OCC recorded net income attributable to the Company of $48,000, or $0.01 per basic and diluted share, for the first nine months of fiscal year 2013, compared to $2.3 million, or $0.36 per basic and diluted share, for the same period last year.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said “While our year-over-year results were impacted by decreased sales to two customers, we are encouraged by sales growth achieved with other customers and in other markets, growth we believe reflects the strength of our underlying business. Furthermore, OCC is investing to support a broader product offering across many of our product lines and to expand our production capabilities as we believe appropriate given our expected sales opportunities. We believe these investments will support further growth and enhanced shareholder value.”

Mr. Wilkin added, “Importantly, OCC’s balance sheet remains strong and we continue to return capital to shareholders through our regular quarterly dividend. In addition, subsequent to the end of the third quarter, we refinanced and replaced our revolving credit facility ahead of its May 2014 maturity date. We are pleased that as part of the refinancing, we increased the amount of the revolving credit facility available to OCC from $6.0 million to $9.0 million and extended the maturity date to August 31, 2015.”

Optical Cable Corp. - Third Quarter 2013 Earnings Release

Conference Call Information

As previously announced, OCC will host a conference call today, September 12, 2013, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through September 19, 2013, by dialing (855) 859-2056 or (404) 537-3406, pass code 52723892. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, wireless distributed antenna systems, fiber optic reels and accessories and other cable and connectivity management accessories. OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered, and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation, OCC, Procyon, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. - Third Quarter 2013 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. - Third Quarter 2013 Earnings Release

OPTICAL CABLE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2013	2012	2013	2012

Net sales	$19,602	$22,004	$56,022	$61,389
Cost of goods sold	13,473	13,217	36,703	37,591

Gross profit	6,129	8,787	19,319	23,798

SG&A expenses	6,152	6,898	18,746	20,273
Royalty (income) expense, net	64	(22)	69	(310)
Amortization of intangible assets	14	34	60	101

Income (loss) from operations	(101)	1,877	444	3,734

Interest expense, net	(125)	(144)	(346)	(427)
Other, net	7	(1)	(9)	(4)
Other expense, net	(118)	(145)	(355)	(431)

Income (loss) before income taxes	(219)	1,732	89	3,303

Income tax expense (benefit)	(75)	554	47	1,065

Net income (loss)	$(144)	$1,178	$42	$2,238

Net income (loss) attributable to
noncontrolling interest	(19)	5	(6)	(77)

Net income (loss) attributable to OCC	$(125)	$1,173	$48	$2,315

Net income (loss) attributable to OCC
per share: Basic and diluted	$(0.020)	$0.18	$0.01	$0.36

Weighted average shares outstanding:
Basic and diluted	5,779	6,667	6,313	6,449

Cash dividends declared per common share	$0.02	$0.015	$0.06	$0.045

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Optical Cable Corp. - Third Quarter 2013 Earnings Release

OPTICAL CABLE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(thousands)
(unaudited)

	July 31,	October 31,
	2013	2012
Cash	$550	$591
Trade accounts receivable, net	11,407	12,601
Inventories	18,637	18,464
Other current assets	2,558	3,109
Total current assets	33,152	34,765
Non-current assets	14,764	12,997
Total assets	$47,916	$47,762

Current liabilities	$5,974	$7,927
Non-current liabilities	12,289	9,800
Total liabilities	18,263	17,727
Total shareholders’ equity attributable to OCC	30,268	30,644
Noncontrolling interest	(615)	(609)
Total shareholders’ equity	29,653	30,035
Total liabilities and shareholders’ equity	$47,916	$47,762

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